Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated February 18, 2025

Supplementing the Preliminary Prospectus Supplement, dated February 18, 2025

Registration No. 333-271537

HCA Inc.

$700,000,000 5.000% Senior Notes due 2028 (the “2028 notes”)

$300,000,000 Floating Rate Senior Notes due 2028 (the “floating rate notes”)

$750,000,000 5.250% Senior Notes due 2030 (the “2030 notes”)

$750,000,000 5.500% Senior Notes due 2032 (the “2032 notes”)

$1,500,000,000 5.750% Senior Notes due 2035 (the “2035 notes”)

$1,250,000,000 6.200% Senior Notes due 2055 (the “2055 notes”)

(collectively, the “notes”)

Pricing Supplement

Pricing Supplement dated February 18, 2025 to HCA Inc.’s Preliminary Prospectus Supplement dated February 18, 2025. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to the 2028 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$700,000,000

Title of Security	5.000% Senior Notes due 2028

Maturity Date	March 1, 2028

Spread to Treasury	+70 basis points

Benchmark Treasury	UST 4.250% due February 15, 2028

Benchmark Treasury Price & Yield	99-25 3⁄8 / 4.324%

Coupon	5.000%

Public Offering Price	99.932% of the principal amount plus accrued interest, if any, from February 21, 2025

Yield to Maturity	5.024%

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2025

Record Dates	February 15 and August 15 of each year

Net Proceeds to Issuer before Expenses	$696,374,000

CUSIP/ISIN Numbers	CUSIP: 404119 CY3 ISIN: US404119CY34

Optional Redemption

Prior to February 1, 2028 (the “2028 Notes Par Call Date”), the 2028 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 notes to be redeemed matured on the 2028 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2028 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2028 Notes Par Call Date, the 2028 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2028 note to be redeemed plus accrued and unpaid interest on the 2028 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the floating rate notes

Issuer	HCA Inc.

Aggregate Principal Amount	$300,000,000

Title of Security	Floating Rate Senior Notes due 2028

Maturity Date	March 1, 2028

Spread	+87 basis points

Base Rate	Compounded SOFR (as determined in accordance with the provisions set forth in the Preliminary Prospectus Supplement)

Public Offering Price	100.000% of the principal amount plus accrued interest, if any, from February 21, 2025

Interest Payment Dates	March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2025

Interest Periods	Quarterly. The initial period will be the period from, and including the Settlement Date to, but excluding, June 1, 2025, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates	Two U.S. Government Securities Business Days (as defined in the Preliminary Prospectus Supplement) preceding each Interest Payment Date or the Maturity Date, as applicable.

Record Dates	February 15, May 15, August 15 and November 15 of each year

Day Count Convention	Actual / 360

Optional Redemption	N/A

Net Proceeds to Issuer before Expenses	$298,650,000

CUSIP/ISIN Numbers	CUSIP: 404119 CX5 ISIN: US404119CX50

Terms Applicable to the 2030 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$750,000,000

Title of Security	5.250% Senior Notes due 2030

Maturity Date	March 1, 2030

Spread to Treasury	+90 basis points

Benchmark Treasury	UST 4.250% due January 31, 2030

Benchmark Treasury Price & Yield	99-10 3⁄4 / 4.400%

Coupon	5.250%

Public Offering Price	99.780% of the principal amount plus accrued interest, if any, from February 21, 2025

Yield to Maturity	5.300%

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2025

Record Dates	February 15 and August 15 of each year

Net Proceeds to Issuer before Expenses	$743,850,000

CUSIP/ISIN Numbers	CUSIP: 404119 CZ0 ISIN: US404119CZ09

Optional Redemption

Prior to February 1, 2030 (the “2030 Notes Par Call Date”), the 2030 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(iii)  (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 notes to be redeemed matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(iv) 100% of the aggregate principal amount of the 2030 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2030 Notes Par Call Date, the 2030 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2030 note to be redeemed plus accrued and unpaid interest on the 2030 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2032 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$750,000,000

Title of Security	5.500% Senior Notes due 2032

Maturity Date	March 1, 2032

Spread to Treasury	+103 basis points

Benchmark Treasury	UST 4.375% due January 31, 2032

Benchmark Treasury Price & Yield	99-11+ / 4.483%

Coupon	5.500%

Public Offering Price	99.923% of the principal amount plus accrued interest, if any, from February 21, 2025

Yield to Maturity	5.513%

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2025

Record Dates	February 15 and August 15 of each year

Net Proceeds to Issuer before Expenses	$744,735,000

CUSIP/ISIN Numbers	CUSIP: 404119 DA4 ISIN: US404119DA49

Optional Redemption

Prior to January 1, 2032 (the “2032 Notes Par Call Date”), the 2032 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 notes to be redeemed matured on the 2032 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2032 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2032 Notes Par Call Date, the 2032 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2032 note to be redeemed plus accrued and unpaid interest on the 2032 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2035 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,500,000,000

Title of Security	5.750% Senior Notes due 2035

Maturity Date	March 1, 2035

Spread to Treasury	+123 basis points

Benchmark Treasury	UST 4.625% due February 15, 2035

Benchmark Treasury Price & Yield	100-18+ / 4.552%

Coupon	5.750%

Public Offering Price	99.757% of the principal amount plus accrued interest, if any, from February 21, 2025

Yield to Maturity	5.782%

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2025

Record Dates	February 15 and August 15 of each year

Net Proceeds to Issuer before Expenses	$1,486,605,000

CUSIP/ISIN Numbers	CUSIP: 404119 DB2 ISIN: US404119DB22

Optional Redemption

Prior to December 1, 2034 (the “2035 Notes Par Call Date”), the 2035 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 notes to be redeemed matured on the 2035 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2035 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2035 Notes Par Call Date, the 2035 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2035 note to be redeemed plus accrued and unpaid interest on the 2035 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2055 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,250,000,000

Title of Security	6.200% Senior Notes due 2055

Maturity Date	March 1, 2055

Spread to Treasury	+148 basis points

Benchmark Treasury	UST 4.500% due November 15, 2054

Benchmark Treasury Price & Yield	95-18 / 4.781%

Coupon	6.200%

Public Offering Price	99.176% of the principal amount plus accrued interest, if any, from February 21, 2025

Yield to Maturity	6.261%

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2025

Record Dates	February 15 and August 15 of each year

Net Proceeds to Issuer before Expenses	$1,228,762,500

CUSIP/ISIN Numbers	CUSIP: 404119 DC0 ISIN: US404119DC05

Optional Redemption

Prior to September 1, 2054 (the “2055 Notes Par Call Date”), the 2055 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(iii)  (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 notes to be redeemed matured on the 2055 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, less (b) interest accrued to the date of redemption, and

(iv) 100% of the aggregate principal amount of the 2055 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2055 Notes Par Call Date, the 2055 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2055 note to be redeemed plus accrued and unpaid interest on the 2055 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the notes

Change of Control	Upon a Change of Control Triggering Event, each Holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.

Trade Date	February 18, 2025

Total Net Proceeds to Issuer before Expenses	$5,198,976,500

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-271537)

Joint Book-Running Managers

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities Americas, Inc.

Truist Securities, Inc.

Co-Managers	BBVA Securities Inc. CIBC World Markets Corp. DNB Markets, Inc. Huntington Securities, Inc. NatWest Markets Securities Inc. Regions Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Settlement Date

February 21, 2025 (T+3)

We expect that delivery of the notes will be made to investors on or about February 21, 2025, which will be the third business day following the date of this pricing term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents HCA Healthcare, Inc. has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, by telephone 1-800-294-1322 or by emailing: dg.prospectus_requests@bofa.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-800-831-9146 or by emailing: prospectus@citi.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533; Mizuho Securities USA LLC, toll free at 1-866-271-7403; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, by telephone (toll-free): 1-800-645-3751 or by emailing: wfscustomerservice@wellsfargo.com.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.